Exhibit 10.13
PARTICIPATION AND RIGHT OF FIRST OFFER AGREEMENT
AMENDMENT 1
     THIS PARTICIPATION AND RIGHT OF FIRST OFFER AGREEMENT (this “Agreement”) is made and delivered effective as of January 25, 2008, by and among Ausam Energy Corporation, a body corporate incorporated pursuant to the laws of the Province of Alberta (“AEC”), SKH Management L.P., a Delaware limited partnership (“SKH Management”), SKH Management II L.P., a Delaware limited partnership (“SKH Management II”), SKH Management III L.L.C., a Delaware limited liability company (“SKH Management III”), SKH Energy Fund, L.P., a Delaware limited partnership (“SKH Energy”) and Antares Exploration Fund, L.P., a Delaware limited partnership (“Antares” and, together with SKH Management, SKH Management II and III and SKH Energy, collectively, the “Vendors”). Capitalized terms that are not otherwise defined in this Agreement shall have the meanings given to them in that certain Asset Purchase Agreement of even date herewith, by and among AEC and the Vendors (the “Purchase Agreement”).
RECITALS
     WHEREAS, Pursuant to the Purchase Agreement, the Vendors have agreed to sell to AEC the Assets, subject to the terms and conditions set forth in the Purchase Agreement; and
     WHEREAS, the execution of this Agreement is a condition precedent to the closing of the transactions contemplated by the Purchase Agreement; and
     WHEREAS, the parties hereto desire to set forth herein their agreement and understanding regarding the Assets following the consummation of the transactions contemplated by the Purchase Agreement;
     WHEREAS, the execution of this Agreement supersedes any previously executed version of this Agreement and that all previous and future farmin and joint venture agreements executed by AEC relating to the assets acquired under the Purchase Agreement the shall conform to this Agreement;
     NOW THEREFORE, in consideration of the mutual covenants and obligations herein contained, the parties hereby agree as follows:
I. AEC Obligations
1.1 Acknowledgment of Obligations. The parties hereto acknowledge that the Assets have been conveyed to AEC in accordance with the Purchase Agreement. The parties further acknowledge and agree that subject to the obligations of Article III below, but without other obligation as to the timing thereof, AEC shall undertake the drilling of a well on each Prospect (each such well a “Test Well”) to the objective depth or a depth adequate to test the formation established by the parties for that Prospect as set forth in Schedule A to the Purchase Agreement (the “Objective Depth”). AEC shall bear 100% of the cost, risk and expense of each Test Well and, with respect to any Test Well on which AEC elects to undertake an attempt to complete the well, AEC shall hear all of the cost, risk and expense of completing, equipping and connecting the well to the tanks or to the pipeline of the purchaser of production. In the event that a Test Well fails to achieve the Objective Depth, AEC may (but shall not be obligated to)

drill a substitute well therefore and bear 100% of the cost, risk and expense thereof, and any substitute well shall be deemed to be the Test Well for the Prospect upon the well’s achieving the Objective Depth. A failed Test Well may be subject to one or more substitute wells until one of the same reaches the Objective Depth for the Prospect on which the Test Well is located.
1.2 Assignment Obligation. Subject to the terms and conditions of this Agreement, the Purchaser is obligated to deliver to the Vendor which originally contributed the Prospect, as set forth on Schedule C of the Purchase Agreement, two assignments, each to be made at a different time: (A) a back-in interest in the initial Test Well on each Prospect (the “Test Well Back-in”), together with a like interest in Leases insofar as they cover the production unit or pooled unit allocated to the initial Test Well (the “Test Well Unit”), and (B) a conveyance of an interest in the balance of the Leases (excluding the Test Well Unit) included in the Prospect on which AEC undertakes the initial Test Well (the “Outside Acreage Conveyance”). The magnitude of the interests to be conveyed is described below in Sections 2.2 and 2.3.
1.3 Allocation of Assigned Interests. When assigned in accordance with this Agreement, the Test Well Back-in, as to both the Test Well and the Test Well Unit on a Prospect, on one hand, and the Outside Acreage Conveyance as to the balance of the Leases in a Prospect, on the other, are to be allocated to the respective Vendor which contributed the Prospect as set forth in Schedule C to the Purchase Agreement.
1.4 AEC controls Test Well. The parties acknowledge that the timing, procedures, operations, budget and all other aspects of undertaking a Test Well on any Prospect in order to initiate development of the Assets are in the sole control and discretion of AEC.
1.5 Maintenance of Ownership. Notwithstanding the preceding section, AEC hereby agrees, in order to protect the interests in the Leases to which the Vendors may be entitled under the terms of this Agreement (in their respective allocations according to their contributions of the Prospects as set forth in Schedule C thereof), (i) it will continue to maintain each Lease acquired by it pursuant to the Purchase Agreement in full force and effect until the earlier of (x) Payout , (y) sale of such Lease by AEC to a third party or (z) 36 months from and after the Closing; (ii) it will maintain ownership of at least twenty-five per cent (25%) of the interest in each of the Leases conveyed to AEC pursuant to the Purchase Agreement free and clear of any lien, encumbrance or burden measured by or payable out of production incurred or imposed by AEC subsequent to its purchase of the same, except Permitted Encumbrances, or as otherwise agreed, and (iii) in the event that it sells or otherwise disposes of any of its interest in the Leases, any such sale or other disposition of all or any portion of the interest in each of the Leases conveyed to AEC pursuant to the Purchase Agreement shall be made subject to the rights of the Vendors as set forth in the Purchase Agreement and this Agreement.
II. Assignment of Interests
2.1 Assignments. With respect to each Prospect upon which AEC undertakes a Test Well, AEC shall be obligated to make two (2) assignments in accordance with Sections 2.2 and 2.3, respectively: First, the Outside Acreage Conveyance; and Second, an assignment of the Test Well Back-in. Each Outside Acreage Conveyance and each assignment of any Test Well Back-in in each case shall be subject to and the Vendors agree to be bound by a joint operating agreement substantially in the form of that which is attached to the Purchase Agreement as Schedule “G” with respect to each Prospect (the “Joint Operating Agreement”) designating AEC as “Operator,” and all operations conducted on each of the Prospects, after assignment of the Outside Acreage Conveyance, shall he governed by the applicable Joint Operating Agreement. The Operator designated in the Joint Operating Agreement for a particular Prospect may be amended in order to name as Operator a party other than AEC. The Joint Operating Agreement shall become effective as of the Closing Date.
2.2 Outside Acreage Conveyance. Within seven (7) days following spudding in of a Test Well, AEC shall assign to the Vendor who originally assigned the Prospect to AEC pursuant to the Purchase Agreement the Outside Acreage Conveyance consisting of an undivided twenty-five per cent (25.0%) of the interest acquired by AEC in each of the Leases in the Prospect on which operations on the Test Well have commenced, except to the extent such Leases are included in the Test Well Unit. Thereafter, the Vendor who receives the Outside Acreage Conveyance in and to the Leases in the Prospect shall be responsible for all costs and expenses attributable to its interest therein subject to the provision of Section 2.5 below if a second well is proposed prior to Payout of the Test Well.
2.3 Test Well Payout. When a Test Well achieves Payout, as defined below, AEC shall execute and deliver to the Vendor which originally assigned the Prospect to AEC pursuant to the Purchase Agreement an assignment of an undivided twenty-five per cent (25.0%) interest, or as otherwise agreed, in such Test Well and the Test Well Unit, together with a like interest in all of AEC’s interest in the Assets related to the Leases included in the Test Well Unit.
2.4 Definitions and Payout Calculations. As used in this Agreement, the following terms shall be defined as follows:
(i)	“Payout” shall be deemed to occur on the first day of the calendar month following the month during which the cumulative Production Income from the Test Well equals the cumulative Exploration and Development Costs of such Test Well including AEC’s acquisition costs.

(ii)	“Production Income” from any well shall mean the total proceeds realized from the sale of production from such well after excluding Existing Leasehold Burdens encumbering the production from the well.

(iii)	“Existing Leasehold Burdens” as to any well shall mean all royalties, overriding royalties, net profit interests, production or severance taxes and other burdens measured by or payable out of production from the well.

(iv)	“Exploration and Development Costs” of any Test Well shall include all of the actual (w) Drilling Costs, (x) Completion Costs, and (y) Operating Costs plus (z) the aggregate GG&L attributed in the Purchase Agreement to the Prospect on which the Test Well is located, together with the Post Execution GG&L attributable to the same Prospect as contemplated in the Purchase Agreement.

(v)	“Drilling Costs” with respect to a Test Well shall mean the costs of drilling up to the casing point and all pre-drilling activities associated therewith (including, without limitation, the costs of seismic data, preparing the location, title opinions as well as all other typical pre-drilling costs incurred by operators in similar circumstances).

(vi)	“Completion Costs” with respect to a Test Well shall mean the costs incurred after a well has been logged and a decision has been made to attempt a completion through the actual completion of the Test Well so that it is capable of producing oil and/or gas at the surface, including surface facilities located on the drill site of the Test Well and connection to the tanks or to the inlet flange of the gathering line located on the drill site but not including any pipelines or other facilities located off of the drill site.

(vii)	“Operating Costs” of any Test Well shall include all costs incurred during the drilling, testing and completion of such well until it is capable of producing at the surface including, but not limited to:
     (1) labor and other services necessary for the drilling, testing and completion of such well;
     (2) materials, supplies, transportation, repairs, and replacements used in the drilling, testing and completion of such well; and
     (3) that portion allocated to such well in accordance with the usual and customary accounting practices of all other costs (including, but not limited to, overhead costs) which, pursuant to such accounting practices, is determined to be costs allocable to a drilling well (including a well undergoing completion).
2.5 Subsequent Wells. Subject to the provisions of Section 2.6 below, if AEC undertakes a second well on a Prospect, it shall be treated in accordance with the provisions of Article VI.B.2 of the applicable Joint Operating Agreement.
2.6 Shallow Completion Well. If AEC undertakes the drilling of a Test Well but elects to complete the same in a zone or formation which is shallower than the Objective Depth (a “Shallow Completion Well”), then:
(i)	AEC shall have the right for a period of time ending 36 months after Closing to undertake a substitute well for the Shallow Completion Well as the Test Well and endeavor to drill the same to the Objective Depth. If the substitute well achieves the Objective Depth, then the obligation of AEC to test the Prospect by drilling a well to the Objective Depth will have been satisfied and such substitute well will be considered a Test Well for purposes of this Agreement.

(ii)	Upon the expiration of the 36 month period after Closing, if AEC has elected not to drill a substitute well for the Shallow Completion Well in an effort to drill the substitute well to the Objective Depth, then for purposes of this Agreement, the Shallow Completion Well shall be deemed a completed Test Well; provided that AEC shall retain all rights in the Prospect on which a Shallow Completion Well is deemed to be a completed Test Well from the surface to 100 feet below the base of the producing formation in the Shallow Completion Well, subject to the Test Well Back-in and subject to the obligation to convey to the Vendor which contributed the same as set forth on Schedule C to the Purchase Agreement an undivided twenty-five per cent (25%) working interest, or as otherwise agreed, in the Shallow Completion Well and the Leases relating thereto insofar as they cover the associate production unit pursuant to Section 2.3 above. If the Shallow Completion Well shall have achieved Payout before the end of the 36 month period after Closing, all Production Income allocable to the after Payout interest of the Vendors shall be paid over to them, and all costs allocable to the Vendors as if such Shallow Completion Well were subject to the Joint Operating Agreement following such Payout shall be paid by the Vendors to AEC, within thirty days following the termination of the 36 month period after Closing; and

(iii)	With respect to all depths 100 feet below the base of the producing formation in the Shallow Completion Well (the “Prospect Deep Rights”) the same shall be deemed to be an UnTested Prospect, as defined below, and the obligations of Section 3.1 below shall apply to the Prospect Deep Rights.
2.7 Shallow Completion Well as Second Well. If a Test Well is drilled to the Objective Depth and subsequently completed as a commercially productive well subject to the Payout calculation provided for herein, and if there is already a Shallow Completion Well on the same Prospect, the Shallow Completion Well shall be deemed to be the second well undertaken on the Prospect and Vendors shall have the option to elect whether or not to participate (i.e. continue to own their respective interests) in the Shallow Completion Well;
(i)	if Vendors elect to participate in the well by continuing to own their interest therein, AEC shall invoice the Vendors for their shares of the Drilling Costs. Completion Costs and Operating Costs of such well with a credit for all Production Income therefrom and the Test Well shall be treated in accordance with Sections 2.1 through 2.4 (and the conveyance of the Ourside Acreage shall include the Shallow Completion Well).

(ii)	if Vendors elect NOT to continue to own their interests in the Shallow Completion Well, then Vendors shall be treated as if they had elected not to participate therein under the provisions of Article VI.B.2 of the Joint Operating Agreement and suffer the penalty provided for therein; and the Test Well shall be treated in accordance with Sections 2.1 through 2.4 (and the conveyance of the Outside Acreage shall treat the Shallow Completion Well as a non-consent well).
2.8 Accounting. On or before sixty (60) days after completion of a Test Well, AEC shall furnish the Vendors a statement of all Exploration and Development Costs with respect to such well. Monthly thereafter, on or before the 20th day of each month, AEC shall furnish the Vendors a statement showing (1) the cumulative amount of production sold from each Prospect on which there is a completed Test Well, (2) the taxes paid thereon, (3) the Production Income attributable to each Prospect on which there is a completed Test Well or the production therefrom, and (4) the status of Payout of each Test Well. Within thirty (30) days after each Test Well achieves Payout, AEC shall notify the Vendors by certified mail or facsimile transmission or email of the date of Payout. Exploration and Development Costs with respect to each Test Well shall be calculated in accordance with the terms and provisions of the accounting procedure included in the operating agreement applicable to the Prospect.
III. Reversion of interest
3.1 Assignment of UnTested Prospects. In the event that AEC has not commenced actual drilling operations on a Test Well on one or more of the Prospects conveyed to AEC pursuant to the Purchase Agreement within 36 months after the Closing, AEC shall assign, without consideration, the Leases constituting such Prospect to the Vendors who contributed the Prospect under the Purchase Agreement together with such Assets that relate to such Leases (the “UnTested Prospects”); provided , that if the Leases in a Prospect are due to expire prior to the expiration of the period of 36 months after Closing, six months prior to the commencement of such lease expirations, AEC shall use its commercially reasonable efforts to renew and extend the expiring Leases for terms at least co-extensive with the 36 month date and then to commence the drilling of a Test Well thereon within 36 months after Closing or reconvey the Prospect to the Vendors for no consideration. The parties agree that this Section 3.1 sets forth the sole remedies of the Vendors with respect to the failure of AEC to drill a Test Well on each Prospect within 36 months after Closing.
IV. Right of First Offer
4.1 UnTested Prospects. None of the Vendors shall sell, transfer, assign, exchange, voluntarily surrender or otherwise dispose of to any Person, or by merger, business combination, transfer of securities or otherwise, or any sale or transfer of any entity owning an interest therein (all of such disposition transactions being referred to herein as a “Subject Transfer”) of any UnTested Prospect assigned to them pursuant to Section 3.1, or any part thereof, other than to a Permitted Transferee, except after strict compliance with the First Offer Procedure set forth in Article V below. As used herein, a “Permitted Transferee” shall be any Affiliate of a Vendor or a Limited Partner of a Vendor pursuant to certain rights granted to such Limited Partner by the Vendor prior to the date hereof.
4.2 Vendor’s Interests in Prospects. None of the Vendors shall effect a Subject Transfer of any Test Well Back-in or any Outside Acreage Conveyance as to any Prospect, or any part thereof, other than to a Permitted Transferee, except after strict compliance with the First Offer Procedure set forth below.
4.3 New Prospects. If a Vendor should develop a “New Prospect” (defined as a 100% working interest owned prospect (excluding other ownership interests such as royalties) generated by a Vendor within 36 months of the Closing and intended to be offered for sale as a drilling prospect), which it intends to sell to the industry or other Person (other than a Permitted Transferee), whether by assignment, sale, or other conveyance, such sale shall be subject to the First Offer Procedure set forth in Article V; provided, however, that the obligation to subject a New Prospect to the First Offer Procedure shall not apply to acreage held by a Vendor as to which the Vendor has not developed data (e.g. logs and related geophysical data) or a drillable prospect to support the location of a test well on the acreage to test a prospective hydrocarbon bearing reservoir the presence of which is supported by the data gathered by the Vendor.
V. First Offer Procedure
Before any Subject Transfer of any interest described in Sections 4.1, 4.2 or 4.3 that is intended to be offered for sale can be made to a third party (other than a Permitted Transferee) by a Vendor, the Vendor must follow the following procedure (the “First Offer Procedure”);
5.1 Transfer Notice. The Vendor shall send AEC a written notice of its intention containing full information concerning the Subject Transfer of any interest described in Sections 4.1, 4.2 or 4.3, including the purchase price and all other material terms on which such Vendor proposes to make the Subject Transfer (the “Transfer Notice”);
5.2 AEC Response. AEC will have 15 days from the date of its receipt of the Transfer Notice (A) to accept the terms pertaining to a Subject Transfer or (B) to deliver to the

Vendor which sent the Transfer Notice a binding counteroffer (the “Counteroffer”) to acquire the interest subject to a Subject Transfer. If made by AEC, the Counteroffer shall include (i) the cash price, (ii) the estimated closing date, and (iii) any other significant terms of the proposed purchase by AEC.
5.3 Vendor’s election. If the Vendor accepts the Counteroffer, AEC and the Vendor will have 30 days in which to negotiate in good faith and execute a mutually acceptable purchase agreement. If the Vendor rejects the Counteroffer, the Vendor shall be entitled for a period of one year, to sell or otherwise dispose of the Subject Transfer to a third party. The terms and conditions of such transfer to a third party must be equal or more favorable to the Vendor, as determined by the Vendor in its sole discretion, than the terms and conditions proposed by AEC in the Counteroffer.
5.4 Priority of Rights of Permitted Transferees. AEC acknowledges that its rights under Articles 3, 4 and 5 of this Agreement are subject to, and inferior to, those of Permitted Transferees. Such Permitted Transferees have existing rights of first refusal and first offer with respect to sale of certain assets owned by the Vendors and when offered for sale by them.
VI. Prospect Areas of Mutual Interest
6.1 Area of Mutual Interest. Each Prospect originally acquired by AEC pursuant to the Purchase Agreement (the individual Prospects being designated on Schedule A of the Purchase Agreement) shall be deemed to be subject to an Area of Mutual Interest, the boundaries of which and the lands covered thereby shall be deemed to be one-half mile outside of the perimeter boundaries of the Leases included in the Prospect (the “Prospect AM]”). To the extent that AEC acquires any new lease which is within a Prospect AMI, the lease shall be deemed covered by this Agreement. In the event that any of the Vendors acquires any new lease within a Prospect AMI, it shall offer the same to AEC at its cost therefor. If AEC elects to acquire the interest in the lease, it shall do so within thirty (30) days of the offer by the Vendor. If AEC elects not to acquire the interest from the Vendor, then the Vendor shall be entitled to retain the same free and clear of any obligations to the AEC. The Prospect AMI for each Prospect shall be deemed to continue in force and effect for a term of five years from the date of this Agreement.
VII. Miscellaneous
7.1 Notices. All notices, proposals, requests, consents, communication, reports, bills, calls or demands for payment or other document required or permitted hereunder shall be made in accordance with the notice provisions of the Purchase Agreement.
7.2 Entire Agreement/Amendments. This Agreement, together with the assignments delivered hereunder, the Purchase Agreement and the Joint Operating Agreement pertaining to each of the Prospects, constitutes the entire agreement between the parties with respect to the subject matter discussed herein and supersedes any and all other written or oral agreements or understandings between the parties concerning the subject matter hereof. No modification or amendment of the terms and provisions of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought.
7.3 Conflicts. In the event of any conflict between this Agreement and any Joint

Operating Agreement pertaining to any of the Prospects, the terms and provisions of this Agreement shall be deemed to govern and control.
7.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed an original, and such counterparts, when taken together, shall constitute one and the same instrument.
7.5 Assignments. No party may convey, assign, transfer, sell or encumber its rights or obligations under this Agreement without the prior written consent of the other parties, which consent such parties are under no obligation to grant.
7.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF TEXAS WITHOUT REGARD TO THE APPLICATION OF THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE.
7.7 No Partnership. The parties acknowledge that this Agreement, and the activities which may be conducted under or pursuant hereto, are not intended, and shall not be construed to, create a partnership, joint venture, agency relationship, or other fiduciary relationship among the parties hereto within the meaning of the federal common law nor under the applicable laws of any state nor under the laws of the state which either party is incorporated, organized or conducting business.
7.8 Binding Agreement. Subject to the other provisions of this Agreement, all of the terms and provisions hereof shall be binding upon and inture to the use and benefit of the parties and their respective successors and assigns.
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WITNESS THE EXECUTION HEREOF this, the           ,2008, but effective as of the 25 day of January, 2008.

AUSAM ENERGY CORPORATION

By:	/s/ Mark G. Avery
Name:	Mark G. Avery
Title:	PRESIDENT

SKH MANAGEMENT III, L.L.C.

By:	/s/ Paul J. Sigmund
Name:	Paul J. Sigmund
Title:	PRESIDENT

SKH MANAGEMENT L.P.

By:	/s/ Paul J. Sigmund
Name:	Paul J. Sigmund
Title:	PRESIDENT

By:	/s/ Paul J. Sigmund
Name:	Paul J. Sigmund
Title:	PRESIDENT

SKH ENERGY FUND, L.P.

By:	/s/ Paul J. Sigmund
Name:	Paul J. Sigmund
Title:	PRESIDENT

SKH MANAGEMENT II, L.P.

By:	/s/ Paul J. Sigmund
Name:	Paul J. Sigmund
Title:	PRESIDENT

ANTARES EXPLORATION FUND, L.P.

By:	/s/ Paul J. Sigmund
Name:	Paul J. Sigmund
Title:	PRESIDENT